Exhibit 5.1

200 South Orange Avenue, Suite 2600 | Orlando, FL 32801 | T 407.425.8500 | F 407.244.5288

Holland & Knight LLP | www.hklaw.com

January 13, 2026

Clene Inc.

6550 South Millrock Drive, Suite G50

Salt Lake City, Utah 84121

Re:    Sale of Shares, Warrants and Warrant Shares Registered Pursuant to Registration Statement on Form S-3 (File No. 333-286058)

Ladies and Gentlemen:

We have acted as special counsel for Clene, Inc., a Delaware corporation (the “Company”), in connection with the offering of (i) 928,333 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) 1,114,000 Series A Common Stock purchase warrants (the “Series A Warrants”) and 2,599,333 Series B Common Stock purchase warrants (the “Series B Warrants” and, collectively with the Series A Warrants, the “Warrants”) and (iii) the shares of Common Stock underlying the Warrants (the “Warrant Shares” and, collectively with the Shares and the Warrants, the “Registered Securities”) under the Company’s effective Registration Statement on Form S-3 (File No. 333-286058) filed with the Securities and Exchange Commission (the “Commission”) (as amended and supplemented to date, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements, and the prospectus supplement to be filed pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”), under which the Company is offering the Registered Securities.

The Shares, the Warrants and the Warrant Shares are being offered and sold pursuant to a Securities Purchase Agreement, dated as of January 8, 2026, by and among the Company and the Purchasers party thereto (the “Securities Purchase Agreement”). The Securities Purchase Agreement is being filed with the Commission as an exhibit to a Current Report on Form 8-K and will be incorporated by reference into the Registration Statement.

This opinion is being delivered to you pursuant to Item 601(b)(5) of Regulation S-K under the Act at the request of the Company.

In connection with this opinion letter, we have examined original counterparts or copies of original counterparts of the following documents: (i) the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended; (ii) the Company’s Bylaws; (iii) the Registration Statement, including the Base Prospectus contained therein; (iv) the Prospectus Supplement (the Prospectus Supplement and the Base Prospectus are collectively referred to herein as the “Prospectus”); (v) the Securities Purchase Agreement; and (vi) corporate proceedings of the Company relating to the Shares, the Warrants and the Warrant Shares, and (vi) such other instruments and documents as we have deemed necessary under the circumstances.

We have also examined originals or copies of the organizational documents and such other records of the Company, certificates and web sites of public officials and of officers or other representatives of the Company and agreements and other documents, and made such other investigations, as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinions expressed below.

In rendering the opinions set forth herein, we have assumed:

(i)    The genuineness of all signatures (whether manual, electronic or otherwise) and, to the extent that a signature on a document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document.

(ii)    The authenticity of the originals of the documents submitted to us.

Clene Inc.

January 13, 2026

(iii)    The conformity to authentic originals of any documents submitted to us as copies.

(iv)    As to matters of fact, the truthfulness of the representations made or otherwise incorporated in the Registration Statement and representations and statements made in certificates or web sites of public officials and officers or other representatives of the Company.

We have not independently established the validity of the foregoing assumptions.

Based on the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.    The Shares have been duly authorized by the Company and, when issued and paid for in the manner described in the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable. have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the Securities Purchase Agreement and upon receipt by the Company of the consideration therefor provided therein, will be validly issued, fully paid and non-assessable.

2.    The Warrants have been duly executed in accordance with their terms and issued and delivered in accordance with the terms of the Securities Purchase Agreement upon payment of the consideration therefor provided therein, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.    The Warrant Shares have been duly authorized and, if issued upon exercise of the Warrants against payment therefor in accordance with the terms of the Warrants would be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware, including all reported judicial decisions interpreting such laws, and we do not express any opinion herein concerning any other laws.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely in connection with issuances pursuant to the Securities Purchase Agreement and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We consent to the reference to this firm in the Prospectus Supplement under the caption “Legal Matters” as the attorneys who will pass upon the legal validity of the Registered Securities and to the Company’s filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K. Our consent, however, shall not constitute an admission to our being experts as provided for in Sections 7 and 11 of the Securities Act.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP